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                                                                     EXHIBIT 8.2

                      [LETTERHEAD OF VINSON & ELKINS L.L.P.]

                                 February 1, 1999

Snyder Oil Corporation
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Ladies and Gentlemen:

   We participated in the preparation of the registration statement on Form S-4 originally filed with the Securities and Exchange Commission by Santa Fe Energy Resources, Inc. ("Santa Fe") on January 29, 1999 in connection with the merger of Snyder Oil Corporation with and into Santa Fe (the "Registration Statement"), including the discussion set forth in the joint proxy statement/prospectus included in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences." The discussion and the legal conclusions with respect to United States federal income tax matters set forth therein reflect our opinion, and we believe they are accurate and complete in all material respects.

   Our opinion is based and conditioned upon the initial and continuing accuracy of the facts and assumptions set forth in the Registration Statement. Our opinion is also based upon provisions of the United States Internal Revenue Code of 1986, as amended, regulations promulgated or proposed thereunder and interpretations thereof by the Internal Revenue Service and the courts, all as of the date of the Registration Statement, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by any such change.

   We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as part of the Registration Statement. This consent does not constitute an admission that we are "experts" within the meaning of such term as used in the United States Securities Act of 1933.

                                          Very truly yours,

                                          /s/ VINSON & ELKINS L.L.P.